UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 17, 2012

Catasys, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As of April 17, 2012, Catasys, Inc. (the “Company”), entered into Securities Purchase Agreements (the “Agreements”) with several investors (collectively, the “Investors” and each an “Investor”), including Socius Capital Group, LLC (“Socius”), an affiliate of Terren S. Peizer, Chairman and Chief Executive Officer (“CEO”), and David Smith, an affiliate of the Company, relating to the sale and issuance of an aggregate of 21,440,050 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and warrants (the “Warrants”) to purchase an aggregate of 21,440,050 shares of Common Stock at an exercise price of $0.16 per share for aggregate gross proceeds of approximately $3,430,000 (the “Offering”).

Among other things, the Agreements provide that in the event that the Company effectuates a reverse stock split of its Common Stock within 24 months of the closing date of the Offering (the “Reverse Split”) and the volume weighted average price (“VWAP”) of the Common Stock during the 20 trading days following the effective date of the Reverse Split (the “VWAP Period”) declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that the Company issue additional shares of Common Stock (the “Adjustment Shares"). The number of Adjustment Shares shall be calculated as the lesser of (a) 20% of the number of shares of Common Stock originally purchased by such Investor and still held by the Investor as of the last day of the VWAP Period, and (b) the number of shares originally purchased by such Investor and still held by such Investor as of the last day of the VWAP Period multiplied by the percentage decline in the VWAP during the VWAP Period. All prices and number of shares of Common Stock shall be adjusted for the Reverse Split and any other stock splits or stock dividends.

The Warrants are exercisable immediately and expire on the fifth anniversary of the date of issuance.  The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise).  The exercise price and the number of shares of Common Stock purchasable upon the exercise of each Warrant are subject to adjustment in the event of stock dividends, distributions, and splits. The exercise price of the Warrants will be adjusted downwards in the event that Common Stock or Common Stock equivalents are issued by the Company at a price below the exercise price of the Warrants, with certain exceptions.  In the event that Adjustment Shares are issued, the number of shares that may be purchased under the Warrants shall be increased by an amount equal to the Adjustment Shares.  In addition, the exercise price is subject to adjustment in the event that the VWAP during the VWAP period is less than the exercise price prior to the VWAP Period.

Concurrent with the offering Socius and the Company agreed to exchange the senior secured convertible promissory note (the “Note”) issued to Socius on February 22, 2012, and amended on April 11, 2012, in the aggregate principal amount of $975,000, plus accrued interest, for Common Stock and Warrants on the same terms as the Offering.  As a result of this transaction, the Company has no notes or similar debt outstanding.

In the aggregate, including the exchange of the Note, Socius invested approximately $1,754,000 in the Offering. After giving effect to the Offering, Mr. Peizer beneficially owns approximately 58.6% of the Common Stock, including shares underlying options and warrants.  Mr. Smith invested $1,330,000 in the Offering and after giving effect to the Offering, Mr. Smith beneficially owns approximately 46.9% of the Common Stock, including shares underlying warrants.

The foregoing descriptions of the Agreements and the Warrants do not purport to be complete and are qualified in their entirety by the documents, which are attached as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the Common Stock and the Warrants are hereby incorporated by reference. The Common Stock and the Warrants were issued pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under Securities Act of 1933, as amended.

Item 9.01  Financial Statements and Exhibits

(d)      Exhibits.

No.	Description
10.1	Form of Securities Purchase Agreement, dated April 17, 2012.
4.1	Form of Warrant, dated April 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATASYS, INC.

Date: April 20, 2012	By:	/s/ SUSAN E. ETZEL
Susan E. Etzel
Chief Financial Officer